ADDENDUM TO
ADVISORY AGREEMENT
Calvert Variable Series, Inc.
Calvert Municipal Fund, Inc.
Calvert Tax-Free Reserves
First Variable Rate for Govt. Income

Calvert Asset Management Company, Inc. (Calvert) is the investment advisor to the above-referenced registered investment companies (Funds). Calvert has agreed, with the respective Funds, to contractually limit net annual fund operating expenses of the Funds through April 30, 2010, as follows. This expense limitation does not limit the acquired fund fees and expenses incurred by a shareholder. Under the terms of the contractual expense limitation, operating expenses do not include interest expense, brokerage commissions, taxes, and extraordinary expenses. To the extent any expense offset arrangement reduces Fund expenses, Calvert's obligation under this agreement is reduced and Calvert shall also benefit from the expense offset arrangement. The below figures are expressed as a percentage of average net assets.
	Single Class	Class A	Class B	Class C	Class O	Class I
Calvert Variable Series, Inc.
Social Mid Cap Growth Portfolio	--	--	--	--	--	--
Social International Equity Portfolio	--	--	--	--	--	--
Social Balanced Portfolio	--	--	--	--	--	--
Social Equity Portfolio	1.08%	--	--	--	--	--
Income Portfolio	.81%	--	--	--	--	--
Ameritas Small Capitalization Portfolio	1.00%	--	--	--	--	--
Ameritas MidCap Growth Portfolio	.94%	--	--	--	--	--
Ameritas MidCap Value Portfolio	--	--	--	--	--	--
Ameritas Small Company Equity Portfolio	1.33%	--	--	--	--	--
Ameritas Core Strategies Portfolio	.95%	--	--	--	--	--
Ameritas Money Market Portfolio	.36%	--	--	--	--	--

Calvert Municipal Fund, Inc.
National Municipal Intermediate Portfolio	--	--	--	--	--	--

Calvert Tax-Free Reserves
Money Market Portfolio Limited-Term Portfolio	-- --	-- --	-- --	-- --	-- --	-- --
Long-Term Portfolio	--	--	--	--	--	--
Vermont Municipal Portfolio	--	--	--	--	--	--

First Variable Rate for Govt. Income
Calvert First Government Money Market	--	--	2.00%	2.00%	--	--

For Funds: /s/William M. Tartikoff	For Advisor: /s/Ronald M. Wolfsheimer	Date: 04/28/09
William M. Tartikoff Vice President and Secretary	Ronald M. Wolfsheimer, Senior Vice President and Chief Financial and Administrative Officer